Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2004, except as to the guarantor subsidiaries financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002 presented in Note 28 which is as of July 18, 2005, relating to the financial statements and financial statement schedule of RCN Corporation, which appear in RCN’s Annual Report on Form 10-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP

Florham Park, NJ

September 23, 2005